November 30, 2019

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC

Grosvenor Registered Multi-Strategy Fund (W), LLC

900 North Michigan Avenue

Chicago, Illinois 60611

Re:         Reorganization to Combine Delaware Limited Liability Companies

Ladies and Gentlemen:

Grosvenor Registered Multi-Strategy Fund (W), LLC, a Delaware limited liability company (“Acquired Fund”) and Grosvenor Registered Multi-Strategy Fund (TI 1), LLC, a Delaware limited liability company (“Acquiring Fund;” each of Acquired Fund and Acquiring Fund sometimes being referred to herein as a “Fund”), have requested our opinion as to certain federal income tax consequences of Acquiring Fund’s acquisition of Acquired Fund pursuant to an Agreement and Plan of Reorganization that the Funds entered into as of September 19, 2019 (“Plan”).1 The Plan contemplates the following transactions (which together comprise the “Reorganization”): (1) Acquiring Fund’s acquisition of all of the Acquired Fund Investments in exchange solely for the issuance to Acquired Fund of Merger Shares and Acquiring Fund’s assumption of substantially all of Acquired Fund’s liabilities, (2) Acquired Fund’s distribution of those shares pro rata to its Members in exchange for their Acquired Fund Shares and in complete liquidation thereof (for federal tax purposes), and (3) Acquired Fund’s liquidation, all on the terms and conditions set forth in the Plan.

In rendering this opinion, we have examined (1) the Plan, (2) the Prospectus/Information Statement dated November 20, 2019, regarding the Reorganization (“Information Statement”) that was furnished by the Acquired Fund’s Board of Directors (“Board”), and (3) such other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties set forth in the Plan and on the statements and representations of officers and other representatives of the Acquiring Fund and the Acquired Fund (collectively, “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and immediately after the end of the day

[1]	Each capitalized term that is not defined herein has the meaning ascribed thereto in the Plan.

K&L GATES LLP

STATE STREET FINANCIAL CENTER    ONE LINCOLN STREET    BOSTON    MA 02111

T +1 617 261 3100 F +1 617 261 3175

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC

Grosvenor Registered Multi-Strategy Fund (W), LLC

November 30, 2019

(i.e., 4:00 p.m., Eastern time) on the date hereof (“Closing Date”) will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement that such representation is true. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on the Representations’ being true and complete at the Closing Date and the Reorganization’s being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), it is our opinion that, for federal income tax purposes:

(1) Acquiring Fund’s acquisition of the Acquired Fund Investments in exchange solely for Merger Shares and its assumption of Acquired Fund liabilities, followed by Acquired Fund’s distribution of those shares pro rata to the Members actually or constructively in exchange for their Acquired Fund Shares and in complete liquidation of Acquired Fund, will qualify as a “reorganization” (as defined in section 368(a)(1)(C)2), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(2) Acquired Fund will recognize no gain or loss on the transfer of the Acquired Fund Investments to Acquiring Fund in exchange solely for Merger Shares and Acquiring Fund’s assumption of Acquired Fund liabilities or on the subsequent distribution of those shares to the Members in exchange for their Acquired Fund Shares;

(3) Acquiring Fund will recognize no gain or loss on its receipt of the Acquired Fund Investments in exchange solely for Merger Shares and its assumption of Acquired Fund liabilities;

(4) Acquiring Fund’s basis in each Acquired Fund Investment will be the same as Acquired Fund’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Acquired Fund Investment will include Acquired Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Acquired Fund Investment’s holding period);

(5) A Member will recognize no gain or loss on the exchange of all its Acquired Fund Shares solely for Merger Shares (including fractional shares to which it may be entitled) pursuant to the Reorganization; and

[2]	“Section” references are to the Internal Revenue Code of 1986, as amended (“Code”).

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC

Grosvenor Registered Multi-Strategy Fund (W), LLC

November 30, 2019

(6) A Member’s aggregate basis in the Merger Shares (including fractional shares to which it may be entitled) it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it actually or constructively surrenders in exchange for those Merger Shares, and its holding period for those Merger Shares (including fractional shares to which it may be entitled) will include, in each instance, its holding period for those Acquired Fund Shares, provided the Member holds those Acquired Fund Shares as capital assets at the Closing Date.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Member with respect to any Acquired Fund Investment as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment or consequences of the Reorganization if either Fund is insolvent. Finally, our opinion is solely for the information and use of the addressees and their members and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L Gates LLP